IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA


____________________________________
                                    :        CHAPTER 11
In re:                              :
                                    :
CORECARE BEHAVIORAL HEALTH          :
MANAGEMENT, INC.                    :       BANKRUPTCY NO. 02-16792(SR)
                                    :
                           Debtor   :
____________________________________:

                         _______________________________
                              SECONDFOURTH MODIFIED
                      THIRD AMENDED PLAN OF REORGANIZATION
                        PROPOSED BY DEBTOR-IN-POSSESSION
                         _______________________________















May 24, 2004


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         CoreCare Behavioral Health Management, Inc., Debtor-in-Possession, (the
"Debtor" or "CCBHM") hereby proposes the following Plan of Reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. The Debtor is jointly administered with Corecare Realty, Corp. ("Realty") (collectively CCBHM and Realty are referred to as the "Debtors").

                                    ARTICLE I
                                   Definitions

                  For the purposes of this Plan, the following  terms shall have the respective meanings hereinafter set forth, such meanings to be equally applicable to the singular and plural forms of the terms defined except as the context otherwise requires. Any term defined in the Bankruptcy Code and not otherwise defined herein shall have the meaning specified in the Bankruptcy Code unless the context otherwise requires.
                  1.1  "ACCOUNTS  RECEIVABLE"  means any account as that term is defined in Section 9106 of the  Pennsylvania  Uniform  Commercial  Code, 13 P.S.
Section 1101, et seq. (the "PA U.C.C."), and includes any right of the Debtor to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper (as those terms are defined in the PA U.C.C.), whether or not it has been earned by performance.
                  1.2  "ADMINISTRATIVE  CLAIM"  means  a Claim  incurred  by the
Debtor on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 case allowable under Section 503(b) of the Bankruptcy Code, and entitled to priority under Section 507(a)(1) of the Bankruptcy Code.
                  1.3   "ADMINISTRATIVE   CLAIMANT"   means  the  holder  of  an
Administrative Claim.
                  1.4  "ALLOWANCE  DATE"  means  the  date a Claim  or  Interest becomes an Allowed Claim or Allowed Interest, respectively.
                  1.5 "ALLOWED" The use of the term  "Allowed" with reference to a Claim or Interest (e.g., "Allowed Unsecured Claim") shall mean one which (a) is listed in the Bankruptcy Schedules or List of Equity Security Holders (including any amendments thereto) filed in this case as of the Confirmation Date and (i) not listed therein as disputed, contingent or unliquidated or (ii) not objected to by the Debtor in accordance with Section 13.1; (b) is set forth in a Proof of Claim or Interest properly filed in this case on or before the date fixed by the Bankruptcy Court (or by applicable rule or statutes as the last day for filing such proof) and as to which no objection is filed in accordance with Section 13.1 hereof; or (c) is determined to be allowed in a Final Order.
                  1.6 "ALLOWED CLAIM" means (a) a Claim that has been allowed by a Final Order;  (b) a Claim which is specified herein to be an Allowed Claim; or
(c) a Claim timely filed with the Office of the Clerk of the Court or scheduled by the Debtor in its Schedules as neither unliquidated, disputed or contingent and as to which Claim (i) no objection with respect to the allowance thereof has been or shall be interposed in accordance with Section 13.1 hereto, or (ii) as to which Claim either an objection to the Claim or an application to amend the Schedules with respect to a scheduled Claim has been interposed, which objection or application has been resolved by a Final Order to the extent such objection or application is determined in favor of the holder of such Claim. Unless otherwise specified, "Allowed Claim" shall not include interest on the principal amount of such Claim accruing from or after the Petition Date to the Effective Date.
                  1.7 "ALLOWED  INTEREST"  shall mean an Interest (a) in respect to which a proof of interest has been filed with the Court within the applicable period of limitation fixed by Rule 3003 or (b) scheduled in the list of equity security holders prepared and filed with the Court pursuant to Rule 1007(b), in either case as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Rule 3003 or an Order of the Court, or as to which any such objection has been determined by an order or judgment which is not longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding and as to which no appeal or certiorari proceeding pending.
                  1.8  "ASSETS"  means all of the  Debtor's  property,  real and personal, tangible and intangible, including, without limitation, cash, Accounts Receivable, equipment and inventory, goods, chattel paper, documents, instruments, money, fixtures, contract rights, general intangibles, insurance proceeds, tax refunds and good will, Causes of Action, claims and rights of any kind, wherever situated, together with the proceeds thereof.
                  1.9  "BANKRUPTCY  CODE"  means  Title 11 of the United  States
Code, as amended from time to time, applicable to this case as of the Petition Date.
                  1.10  "BANKRUPTCY  COURT" or "COURT"  means the United  States
Bankruptcy Court for the Eastern District of Pennsylvania.
                  1.11 "BANKRUPTCY  RULES" means the Federal Rules of Bankruptcy
Procedure, as amended from time to time promulgated by the Supreme Court of the United States.
                  1.12 "BAR  DATE"  means  the last  date  fixed by Order of the
Court for the filing of proofs of claim.
                  1.13 "BUSINESS  DAY" means any day except a Saturday,  Sunday, or other day on which commercial banks located in Philadelphia, are authorized by law to close.
                  1.14 "CASE" means the reorganization  case of the Debtor under
Chapter 11 of the Bankruptcy Code presently captioned "In re Corecare Behavioral Health Management, Inc., 02-16792SR".
                  1.15 "CASH COLLATERAL  ORDERS" means all Orders entered by the
Court approving use of cash collateral by Debtor including any budget attached.
                  1.16 "CAUSES OF ACTION"  means all claims and causes of action now owned or hereafter acquired by the Debtor, whether arising under the Code or other federal or state law, including, without limitation, any causes of action arising under Sections 544, 547, 548, 550, 551, 553 or other sections of the Code.
                  1.17  "CLAIM"  means a claim  against  the  Debtor  within the meaning of Section 101(5) of the Bankruptcy Code and is intended to include, without limitation, any claim, suit, demand, Note, liability, setoff, recoupment or charge, and any claim for reimbursement, contribution, indemnity or exoneration.
                  1.18  "CLAIMANT"  means a person or entity  holding a Claim or
Interest (including, his, her or its successors, assigns, heirs, executors, or personal representatives).
                  1.19  "CLASS"  means a group of Claims,  consisting  of Claims which are substantially similar to each other, as classified pursuant to this Plan.
                  1.20 "CBH" means Community Behavioral Health, an agency of the
City of Philadelphia.


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                  1.21   "CONFIRMATION   DATE"  means  the  date  on  which  the
Confirmation Order confirming the Plan at or after a hearing convened pursuant to Section 1129 of the Bankruptcy Code becomes a Final Order.
                  1.22 "CONFIRMATION HEARING" means the hearing at which the Court considers confirmation of this Plan.
                  1.23 "CONFIRMATION ORDER" means the Order of the Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.
                  1.24 "CONTESTED CLAIM" means any Claim as to which the Debtor or any other party in interest has interposed an objection, in accordance with the Bankruptcy Code and Bankruptcy Rules, which objection has not been determined by a final order or a Claim which is scheduled as contingent or disputed.
                  1.25  "CREDITOR"  means  the  holder  of a Claim  against  the
Debtor.
                  1.26 "DEED-IN-LIEU OF FORECLOSURE" means the Deed-in-Lieu of Foreclosure provided to Kirkbride Holdings, LLC ("KBH") pursuant to the Deed in Lieu and Transfer Agreement.
                  1.27 "DEED IN LIEU AND TRANSFER AGREEMENT" means the Agreement between KBH and KRC which allows KBH to record a Deed to the real property owned by KRC on certain events of default.
                  1.28 "DEFICIENCY CLAIM" means, with reference to a Creditor having an Allowed Secured Claim, that portion of the Creditor's Allowed Claim that is not an Allowed Secured Claim only because (a) the monetary benefit derived from the exercise of any available right of setoff and the application to the Claim of the net proceeds available from disposition of Assets securing the Creditor's Allowed Claim is insufficient to permit payment in full of the Allowed Claim, or (b) a Final Order entered in a proceeding to determine the extent of the Secured Claim provides that part of the Creditor's Allowed Claim is not an Allowed Secured Claim based on a valuation of the Creditor's interest in the Debtor' interest in the Assets securing the Claim.
                  1.29  Intentionally omitted.
                  1.30 "DISPUTED CLAIM" means any Claim which is scheduled as disputed, contingent or unliquidated, or which is objected to in whole or in part in accordance with Section 14.1 hereof.
                  1.31 "DISTRIBUTION" means any payment by the Debtor to a Creditor on account of a Claim.
                  1.32 "DISTRIBUTION RESERVE" means all cash in an amount equal to the distribution or distributions with respect to Class 10 Claims that are Contested Claims, which cash will be held by the Distribution Trustee, in trust for the benefit of the holders of such Contested Claims, pending allowance of such Contested Claims and then distributed on account of Allowed Class 10 Claims in accordance with the Plan.
                  1.33. "DISTRIBUTION TRUST ADMINISTRATIVE EXPENSE" means all reasonable costs, expenses and fees incurred in connection with maintaining the
Distribution  Trust  and  the  Distribution  Trust  Assets,   including  without
limitation: (a) all reasonable costs, fees and expenses incurred by the Distribution Trustee in employing attorneys, accountants, experts, advisors or other professionals to represent or assist the Distribution Trustee in carrying out the Distribution Trustee's duties under the Plan and Distribution Trust Agreement, (b) the compensation paid to the Distribution Trustee under the Distribution Trust Agreement, and (c) all of the reasonable costs incurred in connection with the Plan, Confirmation Order and Distribution Trust Agreement.


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                  1.34 "DISTRIBUTION TRUST" means the trust established pursuant to the Distribution Trust Agreement.
                  1.35 "DISTRIBUTION TRUST AGREEMENT" means that certain trust agreement which will establish and govern the Distribution Trust, substantially in the form attached as Exhibit "1" to hereto.
                  1.36 "DISTRIBUTION TRUST ASSETS" means all Assets transferred into the Distribution Trust pursuant to the terms hereof, including Causes of Action and the amounts paid to the Distribution Trust pursuant to paragraph 3.10 hereof.
                  1.37   "DISTRIBUTION   TRUSTEE"   means  the  trustee  of  the
Distribution Trust. Howard Cohen of the accounting firm of Parente Randolph, LLC shall serve as the Distribution Trustee.
                  1.38 "EFFECTIVE DATE" means following the entry of the Confirmation Order, eleven (11) days after the date after the Confirmation Order becomes a Final Order. However, at the option of the Debtor, a Confirmation Order subject to a pending appeal or certiorari proceeding may be considered a Final Order provided no order has been entered by any court of competent jurisdiction staying the effect of the Confirmation Order.
                  1.39 "FEE CLAIM" means a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in this Chapter 11 case.
                  1.40 "FINAL ORDER" means (a) a judgment, order or other decree issued and entered by the Court, which judgment, order or other decree (i) has not been reversed or stayed and as to which the time to appeal has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or (ii) with respect to which any appeal has been finally decided and no further appeal or petition for certiorari can be taken or granted; and (b) a stipulation or other agreement entered into which has the effect of any such judgment, order or other decree described in clause (a) above.
                  1.41 "IMPAIRED CLASS" means any Class of Claims which is impaired within the meaning of Section 1124 of the Bankruptcy Code.
                  1.42 "INSIDER" means any "insider" as that term is defined in Paragraphs (B), (E) or (F) of Section 101(31) of the Bankruptcy Code.
                  1.43 "INTEREST" means Interest in the Debtor of a holder of common stock issued by the Debtor prior to the Petition Date.
                  1.44 "KBH MORTGAGE" means that mortgage dated February 1998 between Debtor and WRH Mortgage, Inc. which is a first mortgage on Debtor's real estate, which has been assigned to KBH.
                  1.45 "KIRKBRIDE HOLDINGS, LLC" OR "KBH" means Kirkbride Holdings, LLC the successor to WRH Mortgage, Inc.
                  1.46 "KIRKBRIDE LEASE" means the non-residential real property lease entered into by and between Debtor and KRC on the Effective Date for the North and Lawler Buildings and such other property as currently occupied or operated by the Debtor.
                  1.47 "KIRKBRIDE REALTY CORP." OR "KRC" means the entity to be formed by Corecare Systems, Inc., the Debtor's parent, on or before the Effective Date to take title to the real estate owned by the Debtor.


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                  1.48 "LIEN"  means,  with  respect to any of the Assets of the
Debtor, any mortgage, lien, pledge, charge, security interest, or other security device (including a lease which is not a true lease) or encumbrance of any kind affecting such Asset.
                  1.49 "PERSON" means a person within the meaning of Section 101(41) of the Bankruptcy Code.
                  1.50 "PETITION" means the Petition for Relief, filed by the Debtor with the Court pursuant to Chapter 11 of the Bankruptcy Code commencing this proceeding.
                  1.51 "PETITION DATE" means May 6, 2002, the date upon which the Debtor filed its petition.
                  1.52 "PLAN" means this Plan of Reorganization, as it may be further amended, modified or supplemented from time to time, and any exhibits and schedules thereto.
                  1.53 "PLAN PROPONENT" means the Debtor.
                  1.54 "PRIORITY NON-TAX CLAIM" shall mean a Claim or a portion of a Claim for which priority is asserted under Section 507(a)(3), (4), (5), (6) or (7) of the Bankruptcy Code.
                  1.55 "PRIORITY TAX CLAIM" shall mean a Claim or a portion of a Claim for which priority is asserted under Section 507(a)(8) of the Bankruptcy Code.
                  1.56 "PRO RATA" means with respect to any distribution to the holder of an Allowed Claim of a particular Class of the Plan on a particular date, the same proportion that the amount of such Allowed Claim bears the aggregate amount of all Claims of such Class, including Contested Claims.
                  1.57 "PROPONENT" means the Debtor.
                  1.58 "REJECTION CLAIM" means any Claim for amounts due as a result of the rejection of any executory contract or lease which is rejected by the Debtor by Final Order.
                  1.59 "REORGANIZED DEBTOR" means Corecare Behavioral Health Management, Inc. as reorganized and existing on the Effective Date.
                  1.60 "SCHEDULES" means the schedules of assets and liabilities heretofore filed by the Debtor with the Office of the Clerk of the Court pursuant to Bankruptcy Rule 1007, as they maybe amended from time to time.
                  1.61 "SECURED CLAIM" shall mean a Claim that is (a) secured by a valid, perfected and enforceable Lien on Assets of the Debtor, to the extent of the value of the interest of the holder of such Secured Claim in such Assets; or (b) a Claim which is specified herein as an Allowed Secured Claim, to the extent of the value of the interest of the holder of such Secured Claim in such Assets.
                  1.62 "UNIMPAIRED CLASS" means any Class of Claims which is not impaired within the meaning of Section 1124 of the Bankruptcy Code.
                  1.63 "UNSECURED CLAIM" means any Claim, including a Rejection Claim or a Deficiency Claim arising out of any default of the Debtor under a contract entered into by the Debtor prior to the Petition Date, other than an Administrative Claim, Priority Non-Tax Claim, Priority Tax Claim, Secured Claim or Interest.
                  1.64   "WESTMEADE"   means  Westmeade   Healthcare,   Inc.,  a
Pennsylvania corporation and an Affiliate of the Debtor.





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                                   ARTICLE II
                            Classification of Claims
                  For the purpose of this Plan, Claims are divided into the following classes. A Proof of Claim asserting a claim which is properly included in more than one class is included in each such class to the extent that it qualifies within the description of such class.
                  2.1. Class 1. Secured Claim of KBH. Class 1 consists of the Allowed Secured Claims of KBH and any subsidiaries and affiliates. Class 1 Claims are impaired under the Plan.
                  2.2. Class 2. Secured Claim of Internal Revenue Service. Class 2 consists of the Allowed Secured Claims of the Internal Revenue Service. Class 2 Claims are not impaired under the Plan.
                  2.3 Class 3. Secured Claim of Heller Healthcare Finance Inc. Class 3 consists of the Allowed Claims of Heller Healthcare Finance, Inc. Class 3 Claims are impaired under the Plan.
                  2.4 Class 4. Secured Claim of the Commonwealth of Pennsylvania
- Department of Revenue. Class 4 consists of the Secured Claim of the Commonwealth of Pennsylvania, Department of Revenue. Class 4 Claims are not impaired under the Plan.
                  2.5 Class 5. Secured Claim of the Commonwealth of Pennsylvania
- Department of Labor and Industry. Class 5 consists of the Secured Claim of the Commonwealth of Pennsylvania, Department of Labor and Industry. Class 5 Claims are not impaired under the Plan.
                  2.6 Class 6. Secured Claims of Advanta Leasing Services. Class 6 consists of the Secured Claim of Advanta Leasing Services. Class 6 Claims are unimpaired under the Plan.
                  2.7 Class 7. Secured Claims of Citicorp Vendor Finance. Class 7 consists of the Secured Claim of Citicorp Vendor Finance. Class 7 Claims are impaired under the Plan.
                  2.8 Class 8. Secured Claim of the City of Philadelphia - Department of Revenue. Class 8 consists of the Secured Claim of the City of Philadelphia Department of Revenue. Class 8 Claims are impaired under the Plan. This Class does not include CBH.
                  2.9 Class 9. Priority Non-Tax Claims. Class 9 consists of the Allowed Priority Non-Tax Claims. Class 9 Claims are not impaired under the Plan.
                  2.10. Class 10. General Unsecured Claims. Class 10 consists of all Allowed Unsecured Claims not otherwise classified herein and all Judgment holders not specifically classified. Class 10 Claims are impaired under the Plan.
                  2.11 Class 11. Interest Holders in Debtor. Class 11 consists of the Allowed Interests of the Debtor's sole shareholder. Class 11 Interests are impaired under the Plan.
                  2.12. Claims and Equity Interests Classified. For purposes of voting and all confirmation matters, except as otherwise classified herein, all Claims (except for Administrative Claims and Priority Tax Claims), and all Interests are classified as set forth in this Article II of the Plan.
                  2.13.  Administrative  and Priority Tax Claims. As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims pursuant to the terms set forth in Article IV of this Plan. The Debtor notes that the treatment of secured tax claims is classified and encompasses the secured and priority unsecured claims of such taxing authorities.





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                                   ARTICLE III
                          Treatment of Classes of Claim
         3.1 Class 1. Secured Claim of KBH or its Assignee. All Claims of the Class 1 Creditor are treated in this Class 1. The treatment in Class 1 is in full and final satisfaction of all claims of the Class 1 Creditor. Class 1 Claims are impaired under the Plan.
                  A. Nature of Debt.  The Class 1 Creditor  holds a Mortgage and
Note on the Debtor's real estate and a lien on Debtor's accounts. Pursuant to the Mortgage Modification Agreement described herein below, the Class 1 Creditor shall have a first lien on all real estate, fixtures, personal property, accounts, (except as set forth in 3.2.A.2) and all other assets of the Debtor, KRC, Corecare Systems, Inc., Westmeade, (except as provided in the following sentence), Quantum, and any other affiliates of the Debtor that own, operate or manage all or any part of the real estate or any business conducted thereon. The Class 1 Creditor will be granted a second lien on the account receivablesassets of Westmeade, junior only to the lien of the Internal Revenue Servicepre-existing liens of the Internal Revenue Service and Commonwealth of Pennsylvania.
                  B. Treatment. Class 1 shall be treated as follows:
                      1. KBH shall have an allowed secured claim inclusive of the KBH Advance (defined below) under the Plan in the amount of Fifteen Million Two Hundred Seventy-five Thousand ($15,275,000.00) (the "KBH Secured Claim")
                      2. Upon the Effective Date of the Plan, KRC shall execute and deliver to KBH an Amended and Restated Note in the amount of the KBH Secured Claim (the "Amended Note"), secured by the KBH Mortgage, as modified by the Mortgage Modification Agreement, the form of which will be agreed prior to entry of the Confirmation Order. Pursuant to the Amended Note and Plan, KBH will advance to the Debtor an additional amount of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the "KBH Advance"). Final versions of the loan documents and the Kirkbride Lease will be submitted prior to entry of the Confirmation Order. The Debtor, Corecare Systems, Inc., Westmeade, Thomas Fleming, and Rose DiOttavio, collectively "Guarantors", shall be guarantors of the Amended Note. KRC shall also execute an Assignment of Leases and such other documents as are reasonably necessary including a mortgage modification agreement in the form which will be agreed to and executed prior to entry of the Confirmation Order.

                      The Amended Note shall have two (2) tranches. The principal balance of Tranche A shall consist of (i) the original principal amount of the Note, (ii) accrued and unpaid interest, (iii) legal fees, and (iv) late charges. The principal balance of Tranche B shall consist of the amount of the KBH Advance, plus any increases thereto as set forth below. Tranche A and Tranche B will both accrue interest at Libor plus 1000 basis points, adjusted monthly. Libor shall be capped at 2.5%, provided there is no KBH Default or Non-KBH Default (as defined below). Tranche A and Trance B will be repaid in equal monthly installments of principal based on a thirty (30) year straight line amortization schedule. The Amended Note is subject to a hyper-amortization schedule as provided below.

                      Interest shall accrue only on those amounts as set forth in the Amended Note as interest bearing and shall not accrue on interest, penalties or late charges (other than default interest on account of a KBH Default or a Non-KBH Default as provided in the Amended Note). Payment of principal, interest, insurance, and taxes shall be due monthly in arrears. The





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

Debtor shall make payments under the cash collateral orders through the entry of the Confirmation Order. The treatment in this section 3.1.B.2 shall commence with the month of FebruaryApril 2004 with the payment due on or before February 28April 30, 2004. Class 1 shall be permitted in FebruaryApril 2004 and in all successive months to sweep from the KBH Lockbox on a weekly basis an amount no greater that twenty-five percent of the principal, interest, insurance, and tax payment ("KBH Monthly Payment") due by the end of that month. The sweep shall occur on the Wednesday of each week. If, in a given week, twenty-five percent of the KBH Monthly Payment is not available, KBH may recover the deficiency in the following week. On the last Tuesday of the last week of the thirty-sixth (36th) month after the entry of the Confirmation Order, the Amended Note and all accrued interest thereon will be due and payable in full. In addition, on a monthly basis, KRC shall pay additional principal payments of thirty percent of the gross rental revenue on leases executed by KRC after January 31, 2004 except such leases that are renewals of existing leases as set forth on Exhibit "A" hereto. These payments shall commence June 1, 2004.

                  The hyper-amortization schedule of Tranche B will be as follows:

            (1) commencing MarchJuly 1, 2004 - four (4) monthly payments of $59,000 each;
            (2)         on JulyNovember 1, 2004 - a payment of $19,000;
            (3) commencing MarchJuly 1, 2004 - three (3) monthly payments of $10,000.00 each;
            (4) commencing JuneOctober 1, 2004 - three (3) monthly payments of $15,000 each;
            (5) commencing SeptemberJanuary 1, 2004 - eight (8) monthly payments of $20,000 each;
            (6) commencing MaySeptember 1, 2005, and continuing for each month thereafter - monthly payments of $100,000 each until Tranche B (including the Kicker Payments) is paid in full.

                  The payments in (1) and (2) are to be paid by Westmeade, however, the failure of Westmeade to make the payments shall not relieve the Debtor of its obligation to make those payments. The principal amount of Tranche B is subject to increase based on actual collections of accounts receivable owing as of JanuaryMarch 31, 2004 (the "Kicker Receivables"), as provided for in the Account Receivable Schedule attached to this Plan as Exhibit "C", and pursuant to the following: (a) $175,000 once collected Kicker Receivables total $1,200,000, (b) fifty percent (50%) of collected Kicker Receivables totaling between $1,800,000 and $3,000,000, and (c) twenty-five percent (25%) of collected Kicker Receivables in excess of $3,000,000 (collectively, the "Kicker Payments"). Medicare overpayments or underpayments, disproportionate share or tobacco settlement subsidies shall not be included in this calculation either to increase or decrease collections. Upon payment of the Tranche B claim, including all kicker payments, the Debtor will be permitted to refinance its accounts subject to the Tranche A remaining lien. KBH shall have the right of first refusal to provide the account receivable financing on terms equal to the lender proposed by the Debtor.

                  As the Kicker Payments are earned, they will be added to the principal balance of the Amended Note and interest will accrue on such amounts as provided for in the Amended Note commencing as of the date such Kicker Payment is earned. The Kicker Payments will be accounted for on a monthly basis and KBH will be granted access to the Debtor's books and records. The

Debtor will cooperate with KBH in determining the status of each Kicker Receivable.

                  In the event of either a KBH Default or a Non-KBH Default (as defined below), the aggregate amount of the Kicker Payments shall be deemed to be $800,000.00, unless, at that time, all Kicker Receivables have been collected.

                  If, within twelve (12) months after the Effective Date, the Debtor has failed to collect all Kicker Receivables owing as of JanuaryMarch 31, 2004, KBH shall have the right to retain a collection agency or similar agent, to collect the outstanding Kicker Receivables . The Debtor shall not waive, modify, negate or discharge any Kicker Receivable owing from a account debtor without the prior written consent of KBH. Any amounts collected post-Januarypost-March 31, 2004 shall be accounted for on account of the Kicker Receivables.

                  All receivables of the Debtor, KRC, Westmeade shall be directly deposited into the KBH Lockbox pursuant to the KBH Loan Documents. If there is a default, after Notice of Default, all Affiliates of the Debtor shall enter into a lockbox agreement and deposit their accounts into the KBH Lockbox.

                  The Amended Note, the Mortgage Modification Agreement, the Deed-in-Lieu and Transition Agreement, the Lease, the Guaranty, and the Cash Collateral Account Agreement referred to in this Section and any and all related documents evidencing the obligation of KRC, the Debtor and/or the guarantors to KBH are collectively referred to as the "KBH Loan Documents". In the case of any conflict between the terms of the Plan, the Order confirming the Plan and terms of the KBH Loan Documents, the KBH Loan Documents shall control and shall be effective as the terms and conditions of the Plan.


                  3. Without limiting the terms of the KBH Loan Documents, it shall be considered a default under the KBH Loan Documents and this Plan if: (a) any payment is not made to KBH under the terms of the KBH Loan Documents within ten (10) days of the date due ("KBH Default"), or (b) the Debtor defaults under any payment obligations to any other Creditors provided for by this Plan and such Creditors pursue any Enforcement Action ("Non-KBH Default"). "Enforcement Action" shall mean, with respect to any Claim, any of the following: (i) acceleration of, or demand or action taken in court to collect, all or any of the indebtedness that is the subject of such Claim; (ii) the application of any collateral securing such indebtedness to the obligations secured by such collateral, including any indemnification obligation; (iii) any judicial or non-judicial foreclosure proceeding with respect to such collateral, the exercise of any power of sale with respect to such collateral, the taking of a deed or assignment of such collateral in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against such collateral or against Debtor; (iv) the taking of control or possession of such collateral, the exercise of voting rights with respect to such collateral, or the sale or other disposition of any interest in such collateral; (v) the exercise of any right of setoff except for the rights in Section 3.2A(4); (vi) the taking of any action to interfere with any rights in respect of such collateral of any Person recognized as the holder of a Lien on such collateral or such holder's ability to realize upon or otherwise deal with such collateral; (vii) the commencement or maintenance of any action, suit or other proceeding at law, in equity or otherwise in furtherance of any of the foregoing or to otherwise enforce rights in respect of a Lien on such collateral or to direct the owner of such collateral to sell or otherwise dispose of any interest therein; or (viii) the exercise of any right or remedy available to such Claimant under the documentation evidencing such indebtedness at law, in equity or otherwise. If the Class 1 Creditor opts for the 363 Sale remedy after a KBH default, the notice of default and opportunity to cure shall be 30 days.

                  In the event of a KBH Default, KBH may exercise its remedies after twenty four (24) hours written notice to the Debtor pursuant to the Mortgage Modification Agreement or the Deed-in Lieu and Agreement, including but not limited to, recording of the Deed-in-Lieu Of Foreclosure (the "Deed"). Upon a KBH Default, KBH may, at its sole option, require the Debtor to file a motion selling the real property pursuant to 11 U.S.C. ss. 363 ("363 Sale"). The 363 Sale shall occur on no less than sixty days notice. Upon a Non-KBH Default, KBH may, at its sole option, require the Debtor to file a motion selling the real property pursuant to the 363 Sale on no less than six (6) months notice. Either 363 Sale will be held pursuant to 11 U.S.C. ss. 363 and ss. 1146(c) and shall permit competitive bidding and shall result in a free and clear transfer of title. The minimum bid at the 363 Sale shall be the remaining KBH Secured Claim. The transfer pursuant to Deed in Lieu and Transition Agreement shall be considered a transfer under the Plan and thus exempt from state and local transfer tax or similar tax pursuant to 11 U.S.C. ss. 1146(c). The Court shall retain jurisdiction over the 363 Sale and the provisions related thereto.

                  In the event KBH records the Deed pursuant to the Deed in Lieu and Transition Agreement and the Plan, KBH will permit the Debtor to manage the real property for a period of the lesser of six (6) months or the date of either a 363 Sale or a foreclosure sale. The Debtor's management of the real property, as provided for herein, will be subject to the terms of the KBH Loan Documents.


                  4. As part of the Plan, the Debtor's real estate and all of its real property leases will be transferred as of the Effective Date to KRC subject only to the liens of Class 1, Class 2, Class 3, Class 4, Class 5, Class 8, and Class 10. At time of transfer KRC shall provide KBH with an updated title policy at KRC's cost insuring the first priority lien of KBH as the Class 1 Creditor.

                  5. With regard to the Class 1 Claim only, KRC shall be permitted to sell the Kirkbride Building and any of the vacant land of KRC so long as at the time of the sale, Class 1 through refinance or sale proceeds or a combination of the same, is paid in full or if KBH consents. This provision shall not affect other classes.

                  6. There shall be no prepayment penalty on the Class 1 claim.

                  7. KBH, Corecare Systems, Inc., Westmeade, Thomas Fleming, and Rose DiOttavio shall enter into a separate agreement which shall provide for discontinuance of pending litigation related to the existing guarantees and a release of KBH.

                  8. The Lease between KRC and Debtor shall contain the terms set forth in 5.13 and in the form which will be agreed prior to entry of the Confirmation Order.

                  9. Debtor, its parents, affiliates, officers, directors, employees and assigns shall release and discharge KBH, its parents, affiliates, officers, directors, employees and assigns from any and all claims existing as of the Confirmation Date, whether known or unknown, contingent or liquidated, direct or indirect, or whether arising pre-petition or post-petition, including any and all claims which may otherwise be asserted under Section 5.7 or Section 6.1(d) of the Plan. Upon payment of the Class 1 claim or transfer of free and clear title to KBH under a 363 Sale, all guarantees, claims, and security of Debtor and the Guarantors shall be released by KBH.

                  10. The Cash Collateral Account Agreement, the form of which will be agreed to prior to entry of the Confirmation Order, between the Debtor and KBH shall remain in place, as modified by the parties thereto, until the KBH Secured Claim is paid in full. Furthermore, the Debtor agrees to execute any and all additional documents reasonably requested by KBH in order to effectuate the terms and conditions of the Plan.

                  11. KBH shall not be required to make the KBH Advance until the Debtor, KRC and Guarantors have executed all loan documents, complied with all requirements of the loan and provided all required due diligence documents.

                  3.2. Class 2. (Internal Revenue Service) Class 2 consists of the Secured and Priority Claims of the Internal Revenue Service. This Class is impaired.

         A. Secured Claim. The Secured Claim of the Internal Revenue Service is $2,200,000 which is the original secured claim of $3,100,000.00 less all adequate protection payments made through the Effective Date subject to increase for post-petition interest under 11 U.S.C. ss. 506(b). This Claim will be paid as follows:

                  1. Nine Hundred Thousand Dollars ($900,000) shall be paid on the Effective Date from the proceeds of the KBH Advance and then equal monthly installments of principal and interest at the statutory rate for seventy-two months. If the IRS receives an additional principal payment during the Plan, the payment under this paragraph shall adjust, at the option of the Debtor, to the reduced principal amount plus interest over the remaining months under the original seventy-two month schedule.

                  2. Class 2 shall retain its lien on all assets but said lien shall be subordinate to the lien of KBH on all assets with the exception of accounts on which the IRS lien will be subordinate only to the extent the IRS receives proceeds of the KBH Advance. The IRS shall retain its lien, to the extent it remains, on the real estate to be transferred to KRC. Upon payment of the Allowed Class 2 Secured Claim of the IRS, such liens shall be extinguished and the IRS shall provide the Debtor, KRC, and KBH with any and all documentation reasonably requested to release the lien of record.

                  3. $37425,000 shall be paid to the IRS on account of the Tobacco Settlement Funds distribution.

                  4. To the extent the Debtor is entitled to over payment from CMS through the 1999-2002 Cost Report Year, such overpayments will be applied to the IRS secured claim and then Priority Claim.

                  5. On Default, Class 2 reserves the right to reallocate its payments from the Secured Claim to the Priority Claim.

         B. Priority Claim. The Priority Claim of the Internal Revenue Service is $1,022,000. This claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

         C. Unsecured Claim. This Unsecured Claim of the Internal Revenue Service shall receive treatment as a Class 10 Claim.

         D. IRS Administrative Claim. The IRS Administrative Claim shall be fixed at $200,000 including interest and penalty though third quarter 2003. This sum shall be paid in twelve (12) monthly installments commencing MarchJune 15, 2004.

     3.3 Class 3 (Secured Claim of Heller Healthcare Finance). Class 3 consists of the Secured Claim of Heller Healthcare Finance. Class 3 is impaired.

         A. Nature of Debt. Class 3 is owed $312,000 and is secured by a lien in accounts and a second priority mortgage on Debtor's real property. Heller is currently receiving monthly payments through Confirmation from the Debtor and a non-debtor. These payments will reduce the claim which will be determined as of the Confirmation Hearing.

         B. Treatment. Class 3 will be paid as follows: 1. Heller shall receive $255,000A. The Heller Secured Claim shall be $240,000 plus contractual interest and collateral management fees through date of payment.

         B. The Debtor shall pay the Heller Secured Claim on the Effective Date. Heller shall continue to apply payments received pursuant to the cash collateral order and any payments from the proceeds of the KBH Advance in full and final satisfaction of its Claim. Westmeade received after February 5, 2004. Such payment shall reduce the Heller Secured Claim dollar for dollar.

     3.4 Class 4. (Commonwealth of Pennsylvania Department of Revenue) Class 4 consists of the Secured and Priority Claims of the Commonwealth of Pennsylvania Department of Revenue. This Class is unimpaired.

         A. Secured Claim. The Secured Claim of the Commonwealth of Pennsylvania Department of Revenue is $425,690$427,745.8514 which includes adequate protection payments made through DecemberMarch 310, 20034. This Claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

                  2. Class 4 shall also receive $75,000 from the Tobacco Settlement Funds distribution.

                  3. Class 4 reserves the right to reallocate payments received on its Secured Claim to its Priority Claim if there is a default.

         B.  Priority  Claim.   The  Priority  Claim  of  the   Commonwealth  of
Pennsylvania Department of Revenue is $249,461.95. This claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

         C. Unsecured Claim. This Unsecured Claim of the Commonwealth of Pennsylvania Department of Revenue in the amount of $84,659.38 shall receive treatment as a Class 10 Claim.

         D. All liens of the Class 4 creditor are retained until the secured claim is paid in full.

         E. The Administrative Tax Claim of the Commonwealth of Pennsylvania Department of Revenue is $173,294.24$184,558.70 for the periods 4/02, 1/03 and, 2/03 and 3/03. The Debtor shall pay the $50, i000 on the Effective Date. If the payments are timely made hereunder, the Commonwealth shall accept $ 1340,000, if, onincluding the Effective Date Class 4 receives $50,000 from the KBH Advancepayment, and commencing March 20 June 1, 2004, twelve monthly payments of $6700$7,500 plus interest on the $890,000. If the payments, including the $50,000 payment, are not timely made the Class 4 administrative claim shall revert to the full amount of $173,294.24 $184,558.70 less payments made hereunder plus applicable interest. The Debtor shall promptly file (on or before June 30, 2004) and pay or appeal all taxes due on the corporate tax reports for 1999, 2000, 2001, and 2002. 3.5 Class 5. (Commonwealth of Pennsylvania Department of Labor) Class 5 consists of the Secured and Priority Claims of the Commonwealth of Pennsylvania Department of Labor. This Class is unimpaired.

         A. Secured Claim. The Secured Claim of the Commonwealth of Pennsylvania Department of Labor is $73,360.53 less all adequate protection payments made through the Effective Date. This Claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months from date of assessment pursuant to a mutually agreeable amortization schedule.

                  2. Class 5 shall also receive $50,000 from the Tobacco Settlement Funds distribution.

         B.  Priority  Claim.   The  Priority  Claim  of  the   Commonwealth  of
Pennsylvania Department of Labor is 162,083.27. This claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months from date of assessment pursuant to a mutually agreeable amortization schedule.

         C. Unsecured Claim. This Unsecured Claim of the Commonwealth of Pennsylvania Department of Labor shall receive treatment as a Class 10 Claim.

         D. Any  administrative  claim owed to Class 5 shall be paid in fourteen
(14) equal weekly installments commencing March 1, 2004.

     3.6 Class 6. Secured Claims of Advanta Leasing Services. Class 6 consists of the Secured Claim of Advanta Leasing Services. Class 6 is impaired. The treatment in Class 6 is in full and final satisfaction of all claims of the Class 6 Creditor. Class 6 is unimpaired.

         A. Nature of Debt.

                  1. The Class 6 Creditor has a Secured Claim in the amount of $8,403.00.

         B. Treatment. The claim will be treated in accordance with the pre-petition loan agreements.

     3.7 Class 7. Secured Claims of Citicorp Vendor Finance. Class 7 consists of the Secured Claim of Citicorp Vendor Finance. Class 7 is impaired. The treatment in Class 7 is in full and final satisfaction of all claims of the Class 7 Creditor. Class 7 is impairedhas a total claim of $323,562.24.

         A. Nature of Debt.

                  1. The Class 7 Creditor has a Secured Claim in anthe amount to be determined at Confirmationof $75,000.

         B. Treatment. The claim will be treated as follows:

                  1. The finance agreement will be modified to allow for equal monthly installments of principal and interest over sevenfive years with interest at the contract rate ten percent with principal reduced to the Secured

Claim. Any deficienciesThe Note shall balloon in the three years from the Effective Date. The deficiency Claim of $248,562.24 will be a Class 10 Claim.

     3.8 Class 8. Secured Claim of the City of Philadelphia - Department of Revenue. Class 8 consists of the Secured Claim of the City of Philadelphia Department of Revenue. Class 8 Claims are impaired under the Plan. This Class does not include CBH.

         A. Secured Claim. The City of Philadelphia shall have a secured claim of $3,019,633.07, plus all principal and interest from any and all unfiled tax returns. The secured Class 8 claim includes all claims, including administrative wage tax claims, of the City through the Effective Date except for real estate taxes. $2,100,000.00 of this amount shall be paid in equal monthly installments of principal and interest at the statutory rate for one hundred twenty months. During the final forty-eight months of the payment schedule, the remaining $919,633.07 shall be paid out, in addition, in equal monthly installments added to such payments for the $2,100,000.00 portion, plus any accruing interest.
         B. Other Conditions:
                  1. The Class 8 creditor shall retain the lien and judgment for its secured claim referenced above until the secured claim is paid in full.
                  2. The Debtor shall maintain its current deposit with PECO until Class 8 is paid in full.
                  3. The Debtor shall file any tax returns necessary to bring the Debtor into compliance by the Confirmation Hearing.
                  4. The Debtor agrees that is shall not pay any dividend to its parent until Class 8 is satisfied unless Class 8 receives as a principal reduction an amount equal to any dividend paid to Corecare Systems, Inc.
                  5. To the extent KRC seeks to sell any real estate, KRC shall provide notice to Class 8 at least 30 days prior to Closing.
                  6. Debtor reporting requirements:
                      (a) The Debtor shall provide to the City weekly reports stating Debtor's inventory of all food supplies, whether administered by the Debtor or by any affiliate.
                      (b) The Debtor shall provide to the City weekly reports stating meals provided, whether administered by the Debtor or by any affiliate.
                      (c) The Debtor shall provide to the City detailed monthly financial reports including all Accounts Receivable, as well as all entries in the Debtor's Check Registry.
                      (d) The Debtor shall provide to the City, immediately upon receipt, any and all default notices sent by any and all vendors and/or creditors, whether such defaults are based on pre-petition or post-petition obligations.
                      (e) The Debtor shall provide to the City immediate notice of any agreement of sale of real property owned by the Debtor or any affiliate, including any property or properties not part of the Kirkbride Center campus.
                      (f) The Debtor shall provide to the City documentation that all insurance requirements have been met.
                      (g) All reports to the City cited in paragraphs (a) through (e) above shall be sent to Joseph DiGiuseppe, Deputy City Solicitor, Tax

Unit, City of Philadelphia Law Department, One Parkway Building, 1515 Arch Street, 15th Floor, Philadelphia, Pennsylvania, 19102-1595.

                  7. Thomas T. Fleming, Chairman of the Board and Chief Executive officer, and Rose S. DiOttavio, President and Chief Operating Officer, shall, before confirmation (or Plan voting, whichever is feasible), execute personal guarantees an stipulated judgments providing for joint and several liability for all principal, interest, and penalties of City of Philadelphia Wage Withholding taxes, in the amount of $ 3,912,507.40, plus all principal, interest, and penalties generated from any and all unfiled City of Philadelphia Wage Withholding returns. Such Stipulated Judgment shall allow judgments for any Wage Withholding tax deficiency to be entered against either and/or both parties without filing any complaint in any Commonwealth of Pennsylvania Court in the event of default, and after notice and opportunity to cure, by the Debtor on its obligations under the Plan to the City of Philadelphia.

     3.9 Class 9. (Priority Non-Tax Claims). Class 9 is not impaired. The treatment and consideration to be received by holders of Class 9 Allowed Claims shall be deemed to be in full settlement, satisfaction, release and discharge of their respective Claims and Liens. All Class 9 claims shall be paid on the Effective Date.

     3.10 Class 10. (Unsecured Claims). Class 10 is impaired. The treatment and consideration to be received by holders of Class 10 Allowed Claims shall be in full settlement, satisfaction, release and discharge of their respective Claims and Liens. Class 10 consists of all Allowed Claims not otherwise classified herein, including all judgment creditors whose claims are not separately classified. To the extent a Class 10 creditor has an identical claim in the case of a related debtor, the creditor shall receive distribution only on one claim. If the creditor has separate and distinct claims in both cases, such creditor shall receive distribution on both claims. Class 10 creditors shall receive the following treatment:

                  (a) Debtors shall execute a promissory note in favor of the Distribution Trust (the "Class 10 Note"), which KRC and Westmeade shall guarantee (provided, however, Westmeade's guaranty of the Class 10 Note shall provide that the Distribution Trustee shall not exercise any of its remedies thereunder in the event of a default without first giving Westmeade 120 days notice of default), requiring the following payments:

                      (i) commencing ninety (90) days after the Effective Date and continuing monthly for an aggregate of 12 months, payments of $41,667;

                      (ii) commencing thirty (30) days after completion of the payments in (i), twelve equal monthly payments of $42,592;

                      (iii) commencing thirty (30) days after completion of the payments in (ii), twelve equal monthly payments of $62,094; and

                      (iv) commencing thirty (30) days after completion of the payments in (iii), twelve equal monthly payments of $75,000, and then monthly payments of $100,000 until the Class 10 Claims have received sufficient funds to satisfy one hundred percent of principal, interest, and all other sums due under the Class 10 Note.

                  (b) KRC shall deliver a Mortgage (as defined below) securing the Class 10 Note to the Distribution Trust to hold for the benefit of the holders of Class 10 Claims, which Mortgage shall be junior in lien priority to all existing lien holders. The Mortgage shall require subordination of the mortgagee's interest to any refinancing of any obligation with a lien priority higher than Class 10, so long as all proceeds are used to satisfy or reduce lien claims superior to Class 10 lien claims. Further, until the Class 1 Claim is satisfied, the Distribution Trustee shall release the Mortgage or such portion thereof on a sale by the Debtor to a bona fide third party purchaser in an arms length transaction, so long as the purchase price is at least equal to the fair market value to the property being conveyed. The Bankruptcy Court will retain jurisdiction of this Case to hear any dispute relating to any such proposed sale. Subject to the rights of KBH and the provisions of the Plan, the Distribution Trustee shall have the right to exercise any of the remedies in the Mortgage following 90 days after the occurrence of a default under the Mortgage or Class 10 Note.

                      (c) Payments under the Class 10 Note shall first be applied to interest and then principal. Total interest due shall be calculated on the total amount of Allowed Class 10 Claims. Interest shall accrue on the original principal balance of the Class 10 Note at six percent (6%) per annum.

                      (d)  The   Distribution   Trust  shall   distribute  on  a
semi-annual basis to holders of Allowed Class 10 Claims subject to the Distribution Reserve.

                      (e) In addition to monthly payments, as aforesaid, on or before February 28 of each year, the Debtor shall distribute Free Cash Flow over $100,000 ("Excess Free Cash Flow") for the immediately prior calendar year, as follows:

                        (i) Twenty percent (20%) of Excess Free Cash Flow shall be distributed to a repair and reserve account (the "Reserve Fund") for Debtor's discretionary use in repairs, maintenance and tenant improvements.

                        (ii) Eighty percent (80%) of Excess Free Cash Flow shall be distributed to the Distribution Trust. The distribution of amounts to the Distribution Trust pursuant to this Section 3.10(f)(ii) shall constitute prepayments to the Distribution Trustee on account of the unpaid principal balance of the Class 10 Note in the reverse order of their maturity (last installment credited first).

                        (iii) For purposes of this Section, the following terms have the meanings specified.

                          (A) "Free Cash Flow" means net  income/(loss)  in each
fiscal year ending December 31, less the change in working capital (defined as current assets excluding cash minus current liabilities, excluding current portion of long term debt) plus depreciation, amortization, and proceeds from any asset sales including non-core real estate, less capital expenditures and any principal payments on debt from the Debtor, KRC or Westmeade as consolidated entities.

                      (f) The  obligations of the Debtor under the Class 10 Note shall be secured by the following, each of which shall be subordinate to the liens and security interests of Class 1 and all other prior classes and each of which shall be documented in a manner satisfactory to the Distribution Trustee (collectively, the "Collateral Documents"). The Debtor, KRC, and their affiliates shall execute documentation, appropriate to effectuate, junior to all existing lienholders:

                            (i) a lien on and  security  interest  in all of the
Debtor's respective assets;
                            (ii) a lien on and security interest in all of KRC's
assets;
                            (iii) a  mortgage  lien  on  certain  premises  (the
"Mortgage Premises") situated at 111 North 49th Street, Philadelphia, Philadelphia County, Pennsylvania (the "Mortgage");

                            (iv) an  assignment  of all leases and rents arising
with respect to the Mortgage Premises; and

                            (v) a lien and  security  interest  in the assets of
Westmeade.

                      (g) If any amount due under the Class 10 Note is not paid within fifteen (15) days after such payment is due, then there shall also be immediately due and payable a late charge at the rate of five percent (5%) of the delinquent payment for each month of delinquency.

                      (h) All payments made to the Distribution Trust under the Class 10 Note shall be made by wire transfer to accounts designated in writing by the Distribution Trustee.

         3.11 Class 11. (Interest Holder ). Class 11 is impaired. The holder of Class 11 interest shall retain all of its interest.

                                   ARTICLE IV
                        TREATMENT OF UNCLASSIFIED CLAIMS

     4.1 Administrative Claims. All Administrative Claims shall be treated as follows:

         a. Time for Filing Administrative Claims. The holder of an Administrative Claim, other than (i) a Fee Claim or (ii) a liability incurred and paid in the ordinary course of business by the Debtor, must file with the Bankruptcy Court and serve on the Debtor and its counsel and the Committee's counsel, notice of such Administrative Claim within (30) days after the Effective Date. Such notice must include at minimum (i) the name of the holder of the claim, (ii) the amount of the claim and (iii) the basis of the claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

         b. Time for Filing Fee Claims. Each professional person who holds or asserts an Administrative Claim that is a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court a fee application within sixty (60) days after the Effective Date for all services provided through the Effective Date. Failure to file the fee application timely shall result in the Fee Claim being forever barred and discharged.

         c. Allowance of Administrative Claims. An Administrative Claim with respect to which notice is required and has been properly filed pursuant to
Section 4.1(a) of this Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days of the filing and service of notice of such Administrative Claim. If an objection is filed within such (30) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to its fee application has been properly filed pursuant to Section 4.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

         d. Payment of Allowed Administrative Claim. Each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim on the Effective Date, (ii) such other treatment as may be agreed upon in writing by the Debtor and such holder as long as no payment is made thereon prior to the Effective Date, or (iii) as may be otherwise ordered by the Court, provided that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtor may be paid in the ordinary course of business. Fees for pre-Effective Date services not approved until after the Effective Date shall be paid within ten (10) days of any order approving said fees.

         e. Professional Fees Incurred After the Effective Date. Any professional fees incurred by the Debtor or Committee after the Effective Date must be approved by the Debtor and the Committee and, thereafter, paid. Any invoices for services rendered by professionals for the Debtor or the Committee shall be paid within ten (10) days after a copy of the invoice relating to those services has been served on counsel for the Debtor and Committee, provided, however, in the event the Debtor or Committee objects to the payment of any invoice shall not be made until further order of the Court. Any dispute which may arise with regard to professional fees after the Effective Date shall be submitted to the Bankruptcy Court, which shall retain jurisdiction to settle these types of disputes. In the event of such dispute, the Debtor shall pay that portion of the fees, if any, which is not in dispute, punctually.

         f.   Administrative   Claim  Fund.   The  Debtor  shall   establish  an
Administrative Claim Fund from the Tobacco Settlement Fund in the amount of $40350,000 which shall be used to pay the claims of professionals employed by the Debtor and Committee for which fee orders have not been entered prior to Confirmation. The fund shall be created prior to the Confirmation Hearing from funds available from the Tobacco Settlement Funds and supplemented with funds from operations. This fund shall be supplemented by the Debtor monthly in the amount of $10,000 until the Administrative Claims are paid in full.

     4.2 Treatment of Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtor (i) the amount of such holder's Allowed Claim on the Effective Date; (ii) the amount of such holder's Allowed Claim, plus interest accrued at the applicable statutory rate, in equal monthly cash payments in accordance with the provisions of Subsection 1129(a)(9)(c) of the Bankruptcy Code commencing on the Effective Date or (iii) such other treatment as may be agreed upon in writing by the Debtor and such Creditor. To the extent, such taxing authority also has a secured claim creditor shall retain its lien until paid in full and the treatment shall be as set forth in the appropriate Class in Article III.


                                    ARTICLE V
                      Provisions For Execution of The Plan
     5.1 Funding of the Plan. The Debtor's Plan shall be funded from the Debtor's current operations. The Debtor has sufficient cash flow from operations to make all plan payments required. In addition, the Debtor shall obtain funds from the following sources:
              A. The KBH Advance.
              The proceeds of the KBH Advance shall be paid as follows:
                       1. IRS                             $900,000
                       2. Comm of PA                      $  50,000
                       3. Debtor working capital          $  50,000
                       4. Heller                          $25540,000

     B. The Debtor shall use the Tobacco Settlement Fund of $997,000 as follows:

                  1. IRS $37425,000
                  2. Admin. Claims $40350,000
                  3. Comm of PA $75,000
                  4. Labor & Ind. $ 50,000

                  The release of these funds is contingent on confirmation of the Plan and the payment of $900,000 to the IRS, unless the IRS waives or modifies its rights in writing with respect to the payment of said $900,000. If the Plan is not confirmed, all parties reserve all rights as to the Tobacco Settlement Funds. The balance of the Tobacco Settlement Funds shall be retained by the Debtor for working capital.
                  5.2 Execution of Documents. Prior to the Effective Date, the Debtor is authorized and directed to execute and deliver all documents and to take and to cause to be taken all action necessary or appropriate to execute and implement the provisions of this Plan.
                  5.3 Alterations, Amendments or Modifications. This Plan may be altered, amended, or modified by the Proponent before or after the Confirmation Date, as provided in Section 1127 of the Code.
                  5.4 Distribution Trustee. There shall be no Distribution Trustee other than for Class 10. The Distribution Trust will effect distribution to the holders of Allowed Class 10 Claims. The Debtor shall make all other payments under the Plan directly.
                  5.5 Final Decree. After the Effective Date, the Reorganized Debtor may file a Motion to close the case and request that a final decree be issued.
                  5.6 Corporate Charter. The Debtor's corporate charter will be amended after the Effective Date to any extent necessary to permit the Debtor to implement the terms of this Plan.
                  5.7 Retention and Enforcement of Claims. Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, except as set forth herein, all Causes of Action shall be conveyed and transferred to the Distribution Trust which Distribution Trust may retain and may enforce any and all Causes of Action of the Debtor on behalf of, and as a representative of, the Debtor or its estate, including, without limitation, all claims arising or assertable at any time under the Bankruptcy Code, including under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 552 and 553 thereof. However, Debtor shall pursue all litigation against Travis TBS, Inc. d/b/a Brown Schools et al. The Debtor shall also pursue all appeals of its Disproportionate Share calculation with the Commonwealth of Pennsylvania and any cost report appeals, audits or reviews with CMS.
                  5.8 Transfer of Real Property, Personal Property and Leases. On the Effective Date, Debtor shall transfer the Real Property, fixtures, and personal property excluding all computer hardware and software owned by the Debtor, to KRC subject to the liens of Classes 1, 2, 4, 5, 8, and 10. KRC and Debtor shall execute the Kirkbride Lease and Debtor shall cause Realty to transfer to KRC all of the leases and any agreement relating to the Real

Property. This transfer shall be tax neutral and the Debtor reserves the right to modify the structure to preserve any tax loss carryforwards and prevent the imposition of a tax on any gain on the transfer. The transfer shall be an inter-company sale. This transfer shall not affect the lien priority of any creditor who holds a lien on the Real Estate after the Court has determined such priority pursuant to the Debtor's Complaint to Determine Extent, Priority and Validity, nor shall it affect the tax consequences to the Class 1 Creditor. The IRS has made no comment or opinion as to whether the transfer will be tax neutral. This transfer shall not trigger any right of first refusal of Pennsylvania Hospital. KRC's obligations to any creditor other than Class 1 shall be limited to the real estate and proceeds thereof. KRC shall be considered a guarantor and not direct obligor of all other Classes.
                  5.9 Section 1146(c) Exemptions. The transfer under Section 5.8 and, if appropriate, the Deed in Lieu under Article 3, shall be exempt from state or local transfer tax and shall be considered transfers under a Plan. In addition, if KBH consents to any such sale, the Debtor has a pending Sale of 4.0 acres with Midatlantic Real Estate and a pending sale of 1 1/2 acre with Terry Funeral Home, Inc. Those sales shall be considered sales under a Plan and exempt form transfer tax under 11 U.S.C. ss.1146(c) is such sales close within one (1) year of the Effective Date.
                  5.10 Subordination on Refinance of Class 1. All creditors in Classes 2 through 10 shall subordinate their liens, if any, to the first mortgage lien of any lender which agrees to refinance the Class 1 claim or the claims of Class 2 through 9 so long as proceeds are applied in order of lien priority to satisfy debt.
                  5.11 Complaint to Determine Extent, Priority and Validity of Liens. The Debtor shall filed a Complaint to Determine the extent, priority and validity of all liens on its assets. To the extent a lien is determined to be wholly unsecured, the confirmation order shall contain a specific directive to the Office of the Prothonotary, Recorder of Deeds, Secretary of State or such other agency to remove said lien from any records relating to the Debtor.
                  5.12 Capital Contribution of Corecare Systems, Inc. Corecare Systems, Inc. is the sole stockholder of the Debtor. Corecare Systems, Inc. shall cause its subsidiary, Westmeade Healthcare to satisfy the Class 3 claim in the approximate amount of $445,000 plus any additional funds contributed under the excess cash flow formula for Class 10. This shall represent a capital contribution of Corecare Systems, Inc. and the Debtor intends to consider this contribution New Value, if Class 10 shall reject the Plan. The Debtor will consider the requests of other parties to contribute capital in order to test the value of the retained interest of Class 11 and such other parties may present offers for capital contribution through the date of the Confirmation Hearing.
                  5.13 Kirkbride Lease. On the Effective Date, Debtor shall execute the Kirkbride Lease.
                  5.14 KRC Board of Directors. Four directors shall be chosen by Corecare Systems, Inc. and one by KBH Mortgage, Inc. KBH shall be issued one (1) share of KRC and shall hold such share until the KBH Secured Claim is paid in full. KRC shall be prohibited by its charter and by-laws from filing a voluntary petition for bankruptcy or amending its charter and by-laws without the unanimous written consent of all five (5) Board Members and all shareholders. A copy of the by laws will be provided at the Confirmation Hearing. KRC will provide an opinion letter of counsel regarding the validity and enforceability of the charter and bylaw provisions restricting the ability to file a bankruptcy which shall be reasonably acceptable to KBH.

                  5.15 Post-Petition Tax Obligations. Any obligation of the Debtor to any taxing authority which arose post-petition shall be cured on or before the Effective Date unless the taxing authority has agreed in writing to a different treatment.
                  5.16 Balance Sheet. Debtor shall file with the Court on or before the Confirmation Date a starting balance sheet for the reorganized Debtor and for KRC, which shall be made available to all Creditors. Such balance sheet shall not be audited but reviewed by accountants to the Committee.
                  5.17 Distribution Trust. The Distribution Trust may use, acquire, liquidate or reduce to Cash, and dispose of the Distribution Trust Assets subject to the terms and conditions of this Plan, the Confirmation Order, and the Distribution Trust Agreement. The Plan shall constitute a request by the Debtors and the Creditors' Committee for entry of an order approving the terms and conditions of the Distribution Trust Agreement, which shall be approved be a decretal paragraph within the Confirmation Order.
                  5.18 Cooperation. The Debtor, the Committee and the Distribution Trustee agree to cooperate with each other to implement the Plan and the transactions contemplated hereby.
                  5.19 Dissolution of the Creditors' Committee. As of the date of the transfer of Distribution Trust Assets to the Distribution Trust, and the establishment of the Distribution Trust, the Creditors' Committee shall be dissolved and thereby released and discharged of and from all further authority duties, responsibilities and obligations relating to, arising from, and in connection with this Case, unless prior thereto the Court shall have entered an order, or a request for such extension is pending, extending the existence of the Creditors' Committee. This Section 5.19 shall have no adverse effect upon any professional's filing and prosecution of a final application for allowance of a Fee Claim.

                                   ARTICLE VI
                               Distribution Trust
                  6.1 Establishment of the Distribution Trust and Appointment of the Distribution Trustee. On or before the date which is thirty (30) days after the Effective Date, the Debtors and the Committee shall (i) to the extent necessary, execute the Distribution Trust Agreement in substantially the form attached as Exhibit "B" hereto, (ii) take all other steps necessary or appropriate to establish the Distribution Trust, and (iii) to the extent necessary, transfer and deliver to the Distribution Trust all Assets required to be so transferred and delivered pursuant to this Plan. The Assets to be distributed to the Distribution Trust shall be the Causes of Action and the Class 10 Note, Mortgage, security interests and other assets and the proceeds thereof referenced in Section 3.10.

                      (a) Purposes of the Distribution Trust. The Distribution Trust will be organized for the purposes set forth in the Distribution Trust Agreement, the terms of which are approved by entry of the Confirmation Order.

                      (b) Powers and Obligations of the Distribution Trustee. In addition to all powers enumerated in the Distribution Trust Agreement, the Distribution Trustee shall succeed to all of the rights of the Debtors necessary to protect, conserve, preserve, and liquidate all Distribution Trust Assets. In that capacity, the Distribution Trustee shall have the exclusive power to prosecute, defend, compromise, settle and otherwise deal with all Distribution Trust Assets without further Court approval, subject to the terms and conditions of the Distribution Trust Agreement, the Plan, and the Confirmation Order, and the Court shall vest in the Distribution Trust all rights, power, and authority the Debtors have under the Code to prosecute and defend the Causes of Action.

                      (c) Distribution Trustee. Howard Cohen of the accounting firm Parente Randolph LLC shall serve as the Distribution Trustee. The Distribution Trustee shall administer the Distribution Trust in accordance with the terms and conditions of the Distribution Trust Agreement, the Plan, and the Confirmation Order. The Distribution Trustee shall file semi-annual status reports with the Court, with copies to counsel of the United States Trustee, starting six (6) months after the Effective Date. Such reports shall include actual expenditures and proceeds or income for the previous six (6) month period.

                      (d) Retention of Professionals and Other Persons. The Distribution Trustee shall be authorized to retain and pay professionals and such other Persons the Distribution Trustee determines in his sole discretion to be necessary to carry out his duties and responsibilities, or otherwise to accomplish the purposes of the Plan, the Confirmation Order, and the Distribution Trust Agreement. Professionals retained by the Distribution Trust shall submit invoices to the Distribution Trustee, to the Office of the U.S. Trustee who shall have the authority to pay such invoices without further order of the Court. Any objections are to be filed within 30 days of submission. Court retains jurisdiction to resolve objections.

                      (e) Resignation, Death or Removal of Distribution Trustee. The Distribution Trustee may resign at any time upon thirty (30) days' written notice, filed with the Court and delivered to counsel for the United States Trustee. Such resignation may become effective prior to the expiration of such thirty (30) day notice period upon Court appointment of a permanent or interim successor Distribution Trustee. The Distribution Trustee may be removed by the Court upon application based only upon gross negligencecause orf fraud shown, which application may be brought only by the United States Trustee or Persons holding unpaid Allowed Class 10 Claims.

                  In the event the Distribution Trustee position becomes vacant, the vacancy shall be filled by the Court based upon recommendations submitted by the United States Trustee or Persons holding unpaid Allowed Class 10 Claims. Upon appointment, the successor Distribution Trustee, without any further act or notice being required, shall become fully vested with all of the rights, powers, duties, and obligations of the former Distribution Trustee.

                      (f) Compensation of Distribution Trustee. In addition to reimbursement of reasonable, actual and necessary out-of-pocket expenses incurred, the Distribution Trustee shall be entitled to reasonable compensation and benefits. The Distribution Trust Agreement shall set forth the amounts of reasonable compensation and benefits that shall be paid to the Distribution Trustee or any successor. Any objections are to be filed within 30 days of submission. Court retains jurisdiction to resolve objections.

                      (g)  Transfer  of  Books  and  Records;   Preservation  of
Privileges and Immunities. The Debtors shall provide the Distribution Trustee with reasonable access to company books and records.

                      (h) Duties and Powers of the Distribution Trustee. The duties and powers of the Distribution Trustee shall include the following, but in all events shall be consistent with the terms of the Plan, the Confirmation Order, and the Distribution Trust Agreement:

                         (1) To open and maintain  bank accounts on behalf of or
in the name of the Distribution Trust; calculate and make distributions and take other actions consistent with the Plan, including the establishment, adjustment and maintenance of appropriate reserves; take any such actions as may be required to comply with or effectuate the terms, conditions, and obligations as set forth in the Plan, the Confirmation Order, and the Distribution Trust Agreement, all in the name of the Distribution Trust; and to take any action necessary to preserve the integrity and condition of the Distribution Trust Assets.

                         (2) To  receive,  hold legal  title to,  collect,  use,
spend, invest, conserve, protect, sell, transfer, abandon, bring suit upon or otherwise manage the Distribution Trust Assets, and to enter into contracts on behalf of the Distribution Trust.

                         (3) To object to any asserted  Class 10 Claim or to any
other claim which seeks recovery against the Distribution Trust Assets.

                         (4) With  respect to Class 10 Claims or with respect to
any other claim which seeks recovery against the Distribution Trust Assets, exercise such rights of setoff or recoupment, subrogation, indemnification or contribution as the Debtors may have had with respect to such Claims or claims, and/or seek Court approval of such exercise.

                         (5)   Negotiate,   litigate,   voluntarily   engage  in
arbitration or mediation, waive or settle, prosecute or not prosecute any (i) Class 10 Claim, (ii) Causes of Action transferred to the Distribution Trust pursuant to the Plan, or any judgment with respect thereto, or (iii) other dispute which has or may have an effect on the Distribution Trust or the Distribution Trust Assets, and to take all actions deemed necessary or advisable to liquidate or collect any of the Distribution Trust Assets, without further order of the Court.

                         (6)  To  make  decisions  regarding  the  retention  or
engagement of professionals,  employees,  consultants,  or other persons, by the
Distribution Trust and to pay, from the Distribution Trust Assets, the reasonable fees and costs incurred by the Distribution Trust, without application to the Court.

                         (7) To (i)  file,  if  necessary,  any  and all tax and
information returns required with respect to the Distribution Trust, treating the Distribution Trust as a grantor trust pursuant to Treas. Reg. l.6714(a) or otherwise, (ii) make tax elections by and on behalf of the Distribution Trust and (iii) pay taxes, if any, owed by the Distribution Trust.

                         (8) To pay  all  lawful  expenses,  debts,  costs,  and
liabilities of the Distribution Trust.

                         (9) To take  all  other  actions  consistent  with  the
provisions  of  the  Plan,  or  the  Distribution   Trust  Agreement  which  the
Distribution Trustee deems reasonably necessary or desirable.

                         (10) To make  Distributions to holders of Allowed Class
10 Claims and to withhold from the amount distributable to any holder of an Allowed Class 10 Claim such amount as may be sufficient to pay any tax or other charge which the Distribution Trustee has determined, in his sole discretion, may be required to be withheld under the income tax laws of the United States or of any state or political subdivision thereof. In the exercise of his sole discretion and judgment, the Distribution Trustee may enter into agreements with taxing or other governmental authorities for the payment of such amounts as may be withheld in accordance with the provisions of this subparagraph.

                         (11)  To  invest  Cash  as  deemed  appropriate  by the
Distribution Trustee in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a "liquidating trust", within the meaning of Treasury Regulation Section 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification of the IRS guidelines, whether set forth in the IRS rulings, other IRS pronouncements or otherwise.

                         (12) To hold title to any investment in the name of the
Distribution Trustee or in a nominee name.

                         (13) To enter into an agreement or execute any document
required by or consistent with the Plan, the Confirmation Order, or the Distribution Trust Agreement, and perform all obligations thereunder.

                      (i) Termination of Creditors' Distribution Trust. The Distribution Trust will terminate no later than on the seven year anniversary of the Effective Date; provided, however, that, on or before the date of such termination, the Court, upon motion by the Distribution Trustee, may extend the existence of the Creditors' Distribution Trust if deemed appropriate. Notwithstanding the foregoing, multiple extensions can be obtained provided that court approval is obtained prior to the expiration of each extended period
(including any bridge extensions pending a hearing on the merits). If the administration of the Creditors' Distribution Trust concludes before the then applicable termination date, the Distribution Trustee may take any action reasonably required to terminate the Creditors' Distribution Trust.

                      (j)  Final   Accounting.   Prior  to  termination  of  the
Distribution Trust, the Distribution Trust will provide a final accounting as required by the Court.

                      (k) Bond. The Distribution Trustee shall, prior to receipt of any funds, obtain a Bond in an amount no less than the maximum amount of funds the Distribution Trustee will hold at any one point in time.

                      (l) Trustee Standard of Care; Exculpation. Neither the Distribution Trustee, nor any director, officer, affiliate, employee, employer, professional, agent or representative of the Distribution Trust shall be personally liable, in connection with affairs of the Distribution Trust, to any holder of an Allowed Class 10 Claim or beneficiary of the Distribution Trust, or any other Person, except for such acts or omissions which shall constitute willful misconduct or negligence. Persons dealing with the Distribution Trustee, or seeking to assert claims against the Distribution Trust, shall look only to the Distribution Trust Assets to satisfy any liability incurred by the Distribution Trust, the Distribution Trustee, or other Persons employed or retained by the Distribution Trust to carry out the terms of the Plan, the Confirmation Order, and the Distribution Trust Agreement. The Distribution Trustee is entitled to rely upon and shall have no liability in relying upon the advice of professionals retained by the Distribution Trust.

                      (m) Indemnification. Except as otherwise set forth in this Plan or in the Distribution Trust Agreement, the Distribution Trustee and any Person employed or retained by the Distribution Trust shall be defended, held harmless and indemnified from time to time by the Distribution Trust against any and all losses, Claims, costs, expenses and liabilities to which such indemnified parties may be subject by reason of such indemnified party's performance of duties pursuant to the discretion, power and authority conferred on such Person by the Distribution Trust Agreement, the Plan or the Confirmation Order; provided, however, that the indemnification obligations arising pursuant to this Section shall not indemnify either the Distribution Trustee, or any Person employed or retained by the Distribution Trust, for any actions taken by such Persons which constitute willful misconduct, negligence, willful disregard of their duties, or intentional breach of the Plan, Confirmation Order, or Distribution Trust Agreement. Satisfaction of any obligation of the Distribution Trust arising pursuant to the terms of this Section shall be payable only from the Distribution Trust Assets.


                                   ARTICLE VII

                       Provisions Governing Distributions
                             and General Provisions

                  7.1 Distributions pursuant to this Plan shall be made by the Distribution Trustee as provided herein and shall be made, unless otherwise provided herein, on the Effective Date, or as soon as practicable thereafter or as may be otherwise ordered by the Court.

                           a. No Distribution Pending Allowance. Notwithstanding
any other provision of the Plan, no payment or Distribution shall be made on account of any Claim to the extent it is a Disputed Claim, unless and until such Disputed Claim becomes an Allowed Claim.

                           b.  Distributions  After Allowance.  Distributions to
each holder if a Disputed Claim, to the extent that such Disputed Claim ultimately becomes Allowed, shall be made in accordance with the provisions of the Plan governing Allowed Claims; provided, however, the Distribution Trustee shall determine and reserve a sufficient amount of Cash for the purpose of making Distributions with respect to Disputed, contingent or unliquidated Claims, if and when such Claims become Allowed.

                           c. Disputed Payments. if any dispute arises as to the
identity of a holder of an Allowed Claim who is to receive any Distribution, the Debtors or the Distribution Trustee may, in lieu of making a Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties to such dispute. The Debtors or the Distribution Trustee shall have no liability if either acts in accordance with this Section.

                           d. Unclaimed  Property,  If any Distribution  remains
unclaimed for a period of six months after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder, whereupon all right, title and interest in and to the unclaimed property shall immediately and irrevocably vest in the Distribution Trust. The holder of the Allowed Claim previously entitled to such unclaimed property shall cease to be entitled thereto, and such property shall be Distributed by the Distribution Trust, pursuant to the terms of the Plan.

                           e.  Withholding  Taxes and Expenses of  Distribution.
Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. If no information is supplied the Distribution Trustee shall withhold and pay to the appropriate taxing authority a reasonable amount as defined in the applicable tax statute(s).

                           f. Fractional  Cents.  When any payment of a fraction
of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of less than $0.50 and rounding up in the case of $0.50 or more).

                           g.  Delivery  of  Distributions.   Distributions  and
deliveries to holders of Allowed Claims will be made at the addresses set forth on the proofs of claim filed by the holders (or at the last known address). If any holder's distribution is returned as undeliverable, no further distributions to the holder will be made unless and until the Debtor is notified of the holder's then current address, at which time all missed distribution will be made to the holder without interest. The Reorganized Debtor shall use reasonable efforts to obtain current addresses of creditors to enable distributions to be made hereunder. All claims for undeliverable distributions must be made to the Distribution Trustee within one-hundred and twenty (120) days after the respective distribution was made. After that date, all unclaimed property will become property of the Reorganized Debtor, and the Claim of any holder with respect to such property will be discharged and forever barred. For all checks that have not cleared 60 days after the respective distributions were made, the Distribution Trustee shall provide the Debtor and Committee with a list of any payments that have not cleared and the addresses to which the disbursement were sent.

                           h. Means of Cash Payment. Cash payments made pursuant
to the Plan will be in United States funds, by check drawn on a domestic bank or by wire transfer from a domestic bank. All cash distributions will be made by the Distribution Trustee.

                           i. Time Bar to Cash  Payments.  Checks  issued by the
Debtor or Distribution Trustee in respect of Allowed Claims will be null and void if not cashed within 120 days of the date of their issuance. Requests for reissuance of any check shall be made to the Distribution Trustee by the holder of the Allowed Claim with respect to which the check originally was issued. Any claim in respect of such a voided check must be made on or before (120) days after the date of issuance of the check. After the date, all claims in respect of void checks will be discharged and forever barred and the cash, including interest earned shall be revested in the Reorganized Debtor.

                           j. Set-offs. The Debtor may, but will not be required
to, set off against any Claim and the payments to be made pursuant to the Plan in respect of the Claim, any claims of any nature whatsoever the Debtor may have against the Claimant, but neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver of release by the Debtor or Claimant of any such claim the Debtor may have against such Claimant or any claim or defense such claimant may have against the Debtor. Debtor has no setoff claim against Class 1. Debtor shall not have the right to set off obligations it owes to the City of Philadelphia on a contract with regard to funds the City of Philadelphia may owe on another contract.

                           k. Saturday,  Sunday or Legal Holiday. If any payment
or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.

                  7.2 Notices. Any notice described in or required by the terms of this Plan or the Code and Rules shall be deemed to have been properly given when actually received, or if mailed, five (5) days after the date of mailing as such may have been sent by certified mail, return receipt requested, and if sent to:

                        (a)   If to the Reorganized Debtor,  addressed to:
                              Corecare Behavioral Health Management,  Inc.
                              111 N. 49th  Street  Philadelphia,  PA 19139
                              Attn: Thomas Fleming

                        (b)   With  copies  to  Counsel  for  the  Debtor:
                              Albert  A.  Ciardi,   III,  Esquire  Janssen
                              Keenan & Ciardi,  Maschmeyer & Karalis, P.C.
                              1900 SpruceOne  Commerce Square,  Suite 2050
                              2005 Market Street Philadelphia, PA 19103

                        (c)   If to the Committee:

                              Morton R.  Branzburg, Esquire
                              Klehr, Harrison, Harvey, Branzburg & Ellers, LLP 260 S. Broad Street
                              Philadelphia, PA 19102-5003

                  7.3 Default. No default, excluding Class 1 or Class 2, shall be declared under this Plan unless any payment due under this Plan shall not have been made within 30 days after written notice to the Reorganized Debtor and counsel for the Debtor of failure to make payment when due under the Plan. Class 1 shall have the default remedies set forth in Class 1. Class 2 shall have its administrative remedies under the Internal Revenue Code on default.

                                  ARTICLE VIII
                               Executory Contracts

                  8.1 Assumption. As of the Effective Date, the Debtor will assume all executory contracts and tenant leases on Exhibit "A", which have not already (a) been subject to a Final Order or decree entered by the Bankruptcy

Court or (b) been subject to a prior stipulation or other agreement entered into and approved by the Bankruptcy Court during the pendency of these proceedings. As of the Effective Date, Debtor will assume all tenant leases which are nominally in the name of Corecare Realty, Corp. and assign the same to Kirkbride Realty Corp.
                  8.2 Rejection. All executory contracts and unexpired leases that are not assumed as provided in Section 7.1 as of the Confirmation Hearing or rejected during this case shall be deemed rejected pursuant to Section 365 of the Bankruptcy Code as of the Petition Date.
                  8.3 Damages. Any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease will constitute a Rejection Claim, if, but only if, a proof of claim therefore shall be filed with the Clerk of the Court within thirty days after the date of rejection. If a Rejection Claim becomes an Allowed Claim then it shall constitute a general unsecured claim under Class 10.
                  8.4 Notice of Rejection. The Debtor shall serve a notice by regular mail to all parties whose contracts are rejected immediately following the Confirmation Hearing advising of the date by which any claim shall be filed.
                  8.5 Assumption of CBH and Medicare Provider Agreements. Debtor shall assume on the Effective Date all of its provider agreements with CBH and CMS subject to any over payment obligations. To the extent an overpayment exists as of the Effective Date, the Debtor shall enter into a separate agreement with CMS prior to Confirmation. Debtor shall assume all other provider agreements whether specifically listed on Exhibit "A" or not. To the extent any provider believes a default exists under the provider agreement, notice of the claim shall be filed with the Debtor and Debtor's Counsel as well as with the Court no later than the Confirmation Hearing.

                                   ARTICLE   IX
                  Cramdown Provisions and Confirmation Request
                  9.1 In the event that sufficient votes to confirm said Plan are not received, the Debtor requests confirmation of the Plan pursuant to the provision of Section 1129(b) of the Bankruptcy Code.

                                    ARTICLE X
                            Modification of the Plan
                  10.1 Pre-Confirmation Modification. At any time before the Confirmation Date, the Plan may be modified by the Proponent upon approval of the Bankruptcy Court, provided that the Plan, as modified, does not fail to meet the requirements of Section 1122 and 1123 of the Bankruptcy Code. In the event that there is a modification of the Plan, then the Plan as modified, shall become the Plan.
                  10.2 Pre-consummation Modification. At any time after the Confirmation Date of the Plan, but before substantial consummation of the Plan, the Plan may be modified by the Proponent and upon approval of the Bankruptcy Court, provided that the Plan, as modified, does not fail to meet the requirements of Section 1122 and 1123 of the Bankruptcy Code. The Plan, as modified under this section, becomes a Plan only if the Court, after notice and hearing, confirms such Plan, as modified, under Section 1129 of the Bankruptcy Code.

                  10.3 Non-Material Modifications. At any time, the Proponent may, without the approval of the Court so long as it does not materially or adversely effect the interest of Creditors, remedy any defect or omission, or reconcile any such inconsistencies in the Plan or in the Confirmation Order, as such matters may be necessary to carry out the purposes, intent and effect of this Plan.

                                   ARTICLE XI
                            Retention of Jurisdiction

                  11.1 The Court shall retain jurisdiction of the case after the Confirmation Date for the following purposes:

                           (a) to determine any and all objections in the
allowance of claims and amendments
to schedules;
                           (b) to  classify  the  Claim of any  Creditor  and to
re-examine Claims which have been allowed for purposes of voting, to determine such objections as may be filed to Claims;
                           (c) to determine  any and all disputes  arising under
or in connection with the Plan, including, but not limited to, any default remedies granted herein, and the sale of any of the Debtor' assets, collection or recovery of any assets;
                           (d)  to  determine  any  and  all   applications  for
allowance of compensation and reimbursement of expenses herein;
                           (e) to determine any and all pending applications for
rejections of executory contracts and unexpired leases and the allowance of any claims resulting from the rejection thereof or from the rejection of executory contracts or unexpired leases pursuant to the Plan;
                           (f) to determine any and all applications,  adversary
proceedings and contested and litigated matters pending in the case as of, or after, the Confirmation Date;
                           (g) to determine any and all proceedings for recovery
of payments pursuant to any Cause of Action;
                           (h) to modify any  provision  of the Plan to the full
extent permitted by the Bankruptcy Code;
                           (i) to  correct  any  defect,  cure any  omission  or
reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes, intent and effect of the Plan;
                           (j) to  determine  such  other  matters  which may be
provided for in the Confirmation Order as may be authorized under the provisions of the Bankruptcy Code;
                           (k) to enforce  all  discharge  provisions  under the
Plan;
                           (l)  to  enter  any  order,   including  injunctions,
necessary to enforce the terms of the Plan, the powers of the Debtor under the Bankruptcy Code, this Plan and as the Court may deem necessary.

                                   ARTICLE XII
                                Causes of Action
                  12.1 Suits, Etc. Except as otherwise provided in this Plan, the Debtor reserves the right to initiate or continue any litigation or adversary proceeding permitted under Title 11 of the United States Code and applicable Federal Rules of bankruptcy procedure with respect to any Cause of Action.

                                  ARTICLE XIII
                                  Miscellaneous
                  13.1 Choice of Law. Except to the extent superseded by the Bankruptcy Code or other federal law, the rights, duties and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice of law rules thereof.
                  13.2 Payment of Quarterly  Fees. All fees payable  pursuant to
Section 1930 of Title 28 of the United States Code shall continue to be paid pursuant to the provisions of such Section until closing of the case.
                  13.3  Effect of  Confirmation  Order.  Except as  provided  in
Section 1141(d) of the Bankruptcy Code and subject to the occurrence of the Effective Date, the provisions of the Plan and the Confirmation Order shall bind the Reorganized Debtor and all holders of claims or interests and will be a judicial determination of discharge of the Debtor from all debts that arose before the Confirmation Date and any liability on a Claim that is determined under Section 502 of the Bankruptcy Code as if such Claim had arisen before the Confirmation Date, whether or not a proof of claim based on any such date or liability is filed under Section 501 of the Bankruptcy Code and whether or not a Claim based on such debt or liability is allowed under Section 502 of the Bankruptcy Code and whether or not such holder is impaired under the Plan and whether or not such holder has accepted the Plan, and shall terminate all rights, claims and interests of such holder, except as provided in the Plan. Any claim to a taxing authority shall not be discharged until paid in full under the terms of the Plan.
                  13.4 Automatic Stay. Except as provided in the Stipulations, the automatic stay of Section 362 of the Code shall remain in effect until the Effective Date.
                  13.5 Severability. Should any provision in this Plan be determined to be unenforceable, that determination will in no way limit or affect the enforceability and operative effect of any provision of the Plan.
                  13.6 Successors and Assigns. The rights and obligations of any person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of that Person.
                  13.7 Binding Effect. Subject to the occurrence of the Effective Date, the Plan will be binding upon and inure to the benefit of the Debtor, its Creditors, the holders of Equity Interests, and their respective successors and assigns.
                  13.8 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued and distributions made pursuant to the Plan, the Debtor will comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions made pursuant to the Plan will be subject to any such withholding and reporting requirements.
                                   ARTICLE XIV
                  Provisions for Resolving and Treating Claims
         14.1 Objections to Claims; Prosecution of Contested Claims. If
the Debtor intends to object to any claims, then within thirty (30) days of the Effective Date, the Debtor shall file objections to such Claims and all objections to the allowance of Claims shall be litigated to Final Order or compromised and settled, subject to approval of the Bankruptcy Court after notice only to the Debtor, the holder of such Claim, the Committee, and a hearing.

                  14.2 Late Filed Claims. No objection need be filed with respect to any Proof of Claim filed after the Bar Date, and the holder of any such late filed Proof of Claim shall receive no distribution under the Plan, except as specifically ordered by the Bankruptcy Court, after notice to the Debtor, counsel for the Debtor and such parties as the Court may direct, and a motion and hearing thereon. The Debtor at its option may filed an objection to a late filed claim. Any such motion shall be filed on or before the Effective Date or the holder of such Claims shall be forever barred and all such Claims shall be discharged. Nothing herein shall constitute a waiver by the Debtor of any counterclaims, set-offs, or of any defenses with respect to such late filed Proofs of Claim, including defenses as to the timeliness of the filing of such Proofs of Claim.
                  14.3 No Distributions Pending Allowance. No payments or distributions will be made with respect to any Contested Claim except to the extent that the Contested Claim becomes an Allowed Claim.

                  14.4 Distributions After Allowance. Payments and distribution to each holder of a Contested Claim, to the extent that the Contested Claim becomes an Allowed Claim, will be made in accordance with the provisions of the Plan governing the Class of Claims to which the respective holder belongs as soon as practicable after the date that the order or judgment of the Court allowing the Claim becomes a Final Order.

                                  CORECARE BEHAVIORAL HEALTH
                                  MANAGEMENT, INC.
                                  By:    /S/ Thomas Fleming
                                         -------------------------------------
                                           Mr. Thomas Fleming
                                           Chief Executive Officer

                                  JANSSEN KEENAN & CIARDI, P.C.
                                  By:    /S/  Albert A. Ciardi, III, Esquire
                                         -------------------------------------
                                           Albert A. Ciardi, III, Esquire
                                           2005 Market Street, Suite 2050
                                           Philadelphia, PA  19103
                                           (215) 665-8888
                                           Attorney for Debtor
Dated: February 4May 17, 2004














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